BSQUARE Announces Third Quarter Financial Results

Bellevue, WA – November 3, 2005 – BSQUARE Corporation (Nasdaq: BSQRD), a leading provider of embedded software solutions, today announced financial results for the third quarter and nine months ended September 30, 2005.

For the third quarter of 2005, BSQUARE reported total revenue of $10.1 million, a decrease of 4% from the $10.6 million reported during the third quarter of 2004, and a 2% decrease from the $10.3 million reported in the second quarter of 2005. The third quarter of 2004 included $2.3 million in sales to Cardinal Healthcare compared to none for the current quarter. Sales to new and existing customers other than Cardinal increased 23% year-over-year. Cardinal was the company’s most significant customer in 2004, representing 19% of total revenue. As previously announced, Cardinal began purchasing from a competitor in the second quarter of 2005. The second quarter of 2005 included $525,000 in revenue from an OEM for previously unreported royalties.

Total revenue for the nine months ended September 30, 2005 was $30.2 million, which included $828,000 in sales to Cardinal, compared to $30.0 million during the first nine months of 2004, which included $6.0 million in sales to Cardinal, representing a 22% year-over-year increase in revenue generated from customers other than Cardinal.

The company reported a net loss for the quarter of $469,000, or $0.05 per diluted share, compared to net income of $208,000, or $0.02 per diluted share, in the third quarter of 2004, which included income of $169,000 from discontinued operations. The company reported a net loss of $37,000, or break-even on an earnings per share basis, in the second quarter of 2005. For the nine months ended September 30, 2005, the company reported a net loss of $1.1 million, or $0.11 per diluted share, compared to a net loss of $7.1 million, or $0.75 per diluted share, in the first nine months of 2004, which included a loss from discontinued operations of $6.3 million (all EPS amounts are split-adjusted).

Key Results, Achievements and Events:

•	Service revenue increased to $2.9 million this quarter which represented the second consecutive quarterly increase, and was up 21% year-over-year and 18% sequentially. This increase came as a result of improved sales execution;

•	Service gross margin was 30% for the quarter, up from 23% in the second quarter of 2005 and 24% in the third quarter of 2004. Increased service revenue and improved personnel utilization contributed to the increase;

•	The company renewed its Original Equipment Manufacturer distribution agreement with Microsoft to provide OEMs with Microsoft Windows Embedded operating systems;

•	The company announced the availability of SDIO Now! for Linux. This announcement is significant as BSQUARE has historically only provided its SDIO Now! product for devices running Windows CE and Windows Mobile operating systems and now with a Linux-based product available, it increases the addressable market;

•	The company continued development of its next generation reference designs that will serve the wireless, handheld and portable media player markets. During the quarter, the company began sales and marketing activities around these products and has started to build a customer pipeline; and

•	The company’s Board of Directors approved a one-for-four reverse stock split of BSQUARE’s common stock effective October 7, 2005. Consequently, the total number of shares outstanding was reduced to approximately 9.5 million. As a result, the company’s common stock closed above $1 for more than 10 consecutive trading days and on October 24, 2005, the company was notified by Nasdaq that it regained compliance with the $1 minimum bid price continued listing requirement set forth in Marketplace Rule 4450(a)(5) and is not currently subject to delisting from The Nasdaq National Market.

“Revenue during the quarter was in-line to slightly better than our internal projections. We expected some softness in sales of third-party and proprietary software and were pleased to see the continued progress in our service revenue line,” said Brian Crowley, president and chief executive officer of BSQUARE. “We were also satisfied with the progress made in our product initiatives. We expanded our SDIO Now! product line this quarter, including the announcement of our product for Linux, and we are beginning to build a pipeline for our reference designs, including the Portable Media Player design, which will create additional revenue opportunities as we more firmly entrench ourselves in the high growth area of portable consumer electronic devices.”

Revenue Overview

Software revenue for the quarter was $7.2 million (71% of total revenue), including $6.7 million in sales of third-party software products, primarily Microsoft Embedded operating systems. This compared to software revenue of $8.1 million in the third quarter of 2004 and $7.8 million in the second quarter of 2005, which included $7.5 million and $6.9 million in sales of third-party software, respectively. Cardinal accounted for $2.3 million in third-party software sales in the third quarter of 2004 (Cardinal sales were negligible in the second and third quarters of 2005). Excluding sales to Cardinal, third-party software revenue in the third quarter of 2005 increased 29% compared to the third quarter of 2004 and was off slightly from the second quarter of 2005. The year-over-year increase was due primarily to sales growth within the company’s top-10 accounts other than Cardinal.

Proprietary software revenue was $491,000 for the quarter, compared to $635,000 in the third quarter of 2004 and $970,000 in the second quarter of 2005. Lower sales of the company’s SDIO Now! product accounted for the decrease as compared to the third quarter of 2004, whereas lower SDIO Now! revenue and the $300,000 OEM royalty settlement in the second quarter of 2005 accounted for the sequential decrease.

Service revenue for the quarter was $2.9 million, compared to $2.4 million in the third quarter of 2004 and $2.5 million in the second quarter of 2005. The increase in quarterly service revenue year-over-year and sequentially was attributable to higher activity levels driven by sales improvements and improved personnel utilization. Billable hours increased by 41% sequentially and by a similar amount over the prior year. The company worked on 61 projects during the quarter, up 17% over the second quarter of 2005. The realized rate per hour was down about 10% compared to the second quarter of 2005, predominantly driven by the impacts of revenue recognition and the structure of certain contracts.

“We are particularly happy with the increase in service revenue during the quarter, as this has been a key management focus,” commented Crowley. “Based on sales activity levels, backlog and a strong start in October, we expect to see increases in all revenue lines such that we expect to see overall sequential top-line growth of 10-15% in the fourth quarter.”

Gross Profit Margin Overview

Overall gross profit was $2.3 million, or 22.3% of total revenue, for the quarter, compared to $2.3 million, or 21.8%, in the third quarter of 2004 and $2.5 million, or 24.5%, in the second quarter of 2005.

Software gross margin was 19.2% of software revenue for the quarter, compared to 21.3% for the third quarter of 2004 and 24.9% for the second quarter of 2005. Overall, software margins were down due to a lower mix of high-margin proprietary software revenue compared to prior quarters. In particular, the second quarter of 2005 included $300,000 in revenue from an OEM royalty settlement. Third-party software margin was approximately 14.2% of software revenue this quarter, flat compared to the prior (sequential) quarter and down slightly from the 14.6% reported for the third quarter of last year. Service gross margin was 29.9% of service revenue this quarter, compared to 23.5% in the third quarter of 2004 and 23.3% in the second quarter of 2005.

Scott Mahan, BSQUARE’s chief financial officer, commented, “We were pleased to see the margin leverage on service revenue materialize this quarter. We continue to drive toward our goal of increasing service margin to 35% and higher on a quarterly basis as well as increase our overall margin, both as a percentage and in dollars, through growth in high-margin proprietary software revenue. As these initiatives begin to take hold, they should start to yield incremental bottom-line impact.”

Operating Expenses Overview

During the quarter, operating expenses were $2.8 million, compared to $2.4 million in the third quarter of 2004 and $2.6 million in the second quarter of 2005. When compared to the second quarter of 2005, approximately half of the increase in operating expenses came as a result of increased expenses associated with the Vibren acquisition, which closed on June 30, 2005, while the remainder came from a slight, but expected, increase in research and development expenses and increased professional fees and recruiting expenses. The increase in operating expenses this quarter, as compared to the third quarter of 2004, was driven by a 112% increase in research and development expense to support the company’s proprietary product development efforts coupled with the expense increases outlined previously.

Mahan commented, “Operating expense trends continue to be in line with previously set expectations. We increased R&D expense prudently this quarter and also saw the expected increase in operating expenses stemming from the Vibren acquisition.”

Cash Flows Overview

The company’s cash and cash equivalents and short-term investments declined from $11.8 million at June 30, 2005 to $10.2 million at September 30, 2005, of which $1.2 million is restricted. This decrease was driven by the timing of sales of Microsoft embedded operating systems during the quarter. “As we have mentioned previously, our cash flows and working capital are extremely sensitive to the timing of Microsoft Embedded operating systems sales within the quarter due to collection patterns and the timing of royalty payments to Microsoft. This quarter was particularly emblematic of that sensitivity. Our August and September sales were the lowest and highest on record for some time, respectively. This created a $1.7 million increase in quarter-end receivables with no corresponding offset in our royalties payable to Microsoft. We do expect to see an improvement in our cash position next quarter as we collect on these receivables,” Mahan noted.

Conference Call

Management plans to host a conference call today, Thursday, November 3 at 5 p.m. Eastern Time (2 p.m. Pacific Time). To access the call, please dial 1-800-936-9754 or 1-973-935-2048. A replay will be available for one week following the call by dialing 1-877-519-4471 or 1-973-341-3080; reference conference ID 6646802. A live and replay webcast of the call will be available at www.BSQUARE.com in the investor relations section. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed until December 3, 2005 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About BSQUARE

BSQUARE is a solution provider to the global embedded device community. Committed to delivering quality, lowering project risk and time to market, our teams collaborate with smart device makers at any stage in their device development. Our solution portfolio includes software and hardware development, systems integration services, reference designs, board support packages, middleware, and applications. As a full service provider, device makers can also license best-in-class software products and operating systems. Since 1994, BSQUARE has completed hundreds of successful projects and has become a trusted partner to smart device makers worldwide. For more information about BSQUARE, visit its website at www.bsquare.com.

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BSQUARE is a registered trademark of BSQUARE Corporation. Other product or service names mentioned herein are the trademarks of their respective owners.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to our projected financial results, stock performance, business development and proprietary products strategy. The words “believe,” “expect,” “intend,” “anticipate,” “presume,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Our forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and could cause actual results to differ materially from those projected. Factors that could affect our actual results include a decline in the market for our products, technology licenses and services; a decline in the market for Windows-based or other smart devices or the failure of this market to develop as anticipated; adverse changes in macro-economic conditions; our ability to successfully implement, execute and make adjustments in our business strategy, business model or product offerings to meet the needs of our current, new and potential customers; risks associated with the effects of our restructurings; our ability to successfully support our operations; competition; and intellectual property risks. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in BSQUARE’s Quarterly Report on Form 10-Q for the period ended June 30, 2005 in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors That May Affect Future Results.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Company Contact:
Scott Mahan
Chief Financial Officer
BSQUARE
425.519.5900
pr@bsquare.com

Investor Contact:
Matt Hayden
President
Hayden Communications, Inc.
858.704.5065
matt@haydenir.com

BSQUARE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	September 30,	December 31,
	2005	2004
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$7,199	$4,943
Short-term investments	1,794	6,800
Accounts receivable, net	7,737	4,841
Inventories	55	—
Prepaid expenses and other current assets	528	563

Total current assets	17,313	17,147
Furniture, equipment and leasehold improvements, net	755	784
Intangible assets, net	355	—
Restricted cash	1,200	1,200
Other non-current assets	54	—

Total assets	$19,677	$19,131

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,569	$1,340
Accrued compensation	980	878
Accrued legal fees	535	534
Other accrued expenses	3,754	2,880
Customer deposits and deferred revenue	787	390

Total current liabilities	7,625	6,022
Deferred rent	362	375

Shareholders’ equity(1):
Preferred stock, no par value: authorized 10,000,000 shares; no shares issued and outstanding	—	—
Common stock, no par value: authorized 37,500,000 shares; issued and outstanding, 9,543,436 shares as of September 30, 2005 and 9,533,082 shares as of December 31, 2004	118,383	118,350
Accumulated other comprehensive loss	(432)	(406)
Accumulated deficit	(106,261)	(105,210)

Total shareholders’ equity	11,690	12,734

Total liabilities and shareholders’ equity	$19,677	$19,131

(1) All share information has been adjusted to reflect the reverse stock split effective October 7,
2005.

BSQUARE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)

Revenue:
Software	$7,158	$8,138	$22,432	$21,840
Service	2,938	2,431	7,795	8,150

Total revenue	10,096	10,569	30,227	29,990

Cost of revenue:
Software	5,783	6,407	17,552	16,960
Service	2,059	1,859	5,988	6,097

Total cost of revenue	7,842	8,266	23,540	23,057

Gross profit	2,254	2,303	6,687	6,933

Operating expenses:
Selling, general and administrative	2,305	2,119	6,563	7,319
Research and development	493	234	1,326	579
Restructuring and related charges	—	—	—	40

Total operating expenses	2,798	2,353	7,889	7,938

Loss from operations	(544)	(50)	(1,202)	(1,005)
Other income, net	75	89	217	187

Income (loss) before income taxes	(469)	39	(985)	(818)
Income tax provision	—	—	(66)	—

Income (loss) from continuing operations	(469)	39	(1,051)	(818)
Income (loss) from discontinued operations	—	169	—	(6,310)

Net income (loss)	$(469)	$208	$(1,051)	$(7,128)

Basic and diluted income (loss) per share (1):
Income (loss) from continuing operations	$(0.05)	$0.00	$(0.11)	$(0.09)
Income (loss) from discontinued operations	0.00	0.02	—	(0.66)

Basic and diluted income (loss) per share	$(0.05)	$0.02	$(0.11)	$(0.75)

Shares used in calculation of income (loss) per share (1):
Basic	9,542	9,483	9,538	9,449
Diluted	9,542	9,591	9,538	9,449

(1) All share information has been adjusted to reflect the reverse stock split effective October 7, 2005.